EXHIBIT 12
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

                                                  SEMCO ENERGY, Inc.
                                          Ratio of Earnings to Fixed Charges
                                                (Thousands of Dollars)

                                                    Twelve                    Years ended December 31,
                                                 months ended  -----------------------------------------------------
Description                                        9/30/2002       2001     2000 (b)   1999 (b)   1998 (b)   1997 (b)
-----------------------------------------------  ------------  ---------  ---------  ---------  ---------  ---------
Earning as defined (a)
Income (loss) before income taxes, dividends
   on trust preferred securities, discontinued
   operations & extraordinary items . . . . . .  $    22,335   $ 14,942   $ 33,156   $ 25,653   $ 15,015   $ 23,149
Fixed charges as defined. . . . . . . . . . . .       44,311     45,019     42,604     20,732     14,915     16,709
Less preferred securities dividend require-
   ments of consolidated subsidiaries . . . . .      (13,235)   (13,235)    (7,699)      (242)      (274)      (274)
Other items . . . . . . . . . . . . . . . . . .            0          0          0        158        178        178
                                                 ------------  ---------  ---------  ---------  ---------  ---------

      Earnings as defined . . . . . . . . . . .  $    53,411   $ 46,726   $ 68,061   $ 46,301   $ 29,834   $ 39,762
                                                 ============  =========  =========  =========  =========  =========

Fixed charges as defined (a)
Interest expense. . . . . . . . . . . . . . . .  $    30,170   $ 30,945   $ 32,637   $ 19,193   $ 14,191   $ 15,986
Amortization of debt expense. . . . . . . . . .          906        839      2,268      1,297        450        449
Preferred securities dividend requirements
   of consolidated subsidiaries . . . . . . . .       13,235     13,235      7,699        242        274        274
                                                 ------------  ---------  ---------  ---------  ---------  ---------

      Fixed charges as defined. . . . . . . . .  $    44,311   $ 45,019   $ 42,604   $ 20,732   $ 14,915   $ 16,709
                                                 ============  =========  =========  =========  =========  =========

Ratio of earnings to fixed charges. . . . . . .         1.21       1.04       1.60       2.23       2.00       2.38
                                                 ============  =========  =========  =========  =========  =========

Notes:
(a)  Earnings  and  fixed  charges  as  defined  in  instructions  for  Item  503  of  Regulation  S-K.

(b)  The  ratio  of  earnings  to fixed charges calculations for years prior to 2001 have been restated to account for the  effect  of  discontinuing  the  Company's  engineering  business  during  the  fourth  quarter  of  2001.
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